Exhibit 4.8

THE WESTERN DIGITAL CORPORATION 401(K) PLAN

Effective December 19, 2012, and except as otherwise specified herein, the Western Digital Corporation 401(k) Plan (hereinafter referred to as the “Plan”) is hereby amended as provided herein.

WHEREAS, Western Digital Corporation (hereinafter referred to as the “Employer”) heretofore adopted the Plan effective January 1, 2010; and

WHEREAS, the Plan consists of the Accudraft Prototype Defined Contribution Retirement Plan, Basic Plan Number #01 (hereinafter referred to as the “Basic Plan Document”) and the Accudraft 401(k) Non Standardized Prototype Adoption Agreement #002 (hereinafter referred to as the “Adoption Agreement”); and

WHEREAS, the Basic Plan Document provides that the Employer may change the choice of options in the Adoption Agreement at any time; and

WHEREAS, the Employer desires to change the options in the Adoption Agreement as provided herein;

NOW, THEREFORE, the Plan is hereby amended as follows:

First Change

On the Effective Date, Section 2.2 of the Adoption Agreement, Plan Data, is hereby deleted in its entirety and shall read as follows:

Predecessor Service. ☒ Service with the following entity or entities will be credited as selected in (a), (b), (c), (d) and (e) below: (this section need only be completed if the Employer does not maintain the plan of the predecessor employer)

Adaptive Data Systems, Inc., Faraday Electronics, Inc., Paradise Systems, Inc., Verticom, Inc., Atasi, Tandon Corporation, ViaNetix, Inc., Senvid, Inc., Komag, Inc., Silicon Systems, Inc., HGST America., and Arkeia Software, Inc.

(a) ☒	Elective Deferrals, QMACs and QNECs. Service with an entity listed above will be given for eligibility purposes under Section 3.2(a) of the Adoption Agreement.

(b) ☐	ADP Safe Harbor Contributions. Service with an entity listed above will be given for eligibility purposes under Section 3.2(b) of the Adoption Agreement.

(c) ☐

ACP Safe Harbor Matching Contributions. Service with an entity listed above will be credited for: (check all that apply)

  ☐ Eligibility purposes under Section 3.2(c) of the Adoption Agreement

  ☐ Vesting purposes under Section 10.3 of the Adoption Agreement

(d) ☒

Non-Safe Harbor Matching Contributions. Service with an entity listed above will be credited for: (check all that apply)

  ☒ Eligibility purposes under Section 3.2(d) of the Adoption Agreement

  ☒ Vesting purposes under Section 10.4 of the Adoption Agreement

(e) ☒

Non-Safe Harbor Non-Elective Contributions. Service with an entity listed above will be credited for: (check all that apply)

  ☒ Eligibility purposes under Section 3.2(e) of the Adoption Agreement

  ☒ Vesting purposes under Section 10.5 of the Adoption Agreement

In all other respects, the Plan is hereby ratified and affirmed.

IN WITNESS WHEREOF, and as evidence of its adoption of this amendment to the Western Digital Corporation 401(k) Plan, the Employer has caused this document to be executed by its duly authorized officers.

Western Digital Corporation

Witness:	/s/ Daphne Jernigan	By:	/s/ Jackie Demaria
Print Name:	Daphne Jernigan	Print Name:	Jackie Demaria
		Title:	SVP, HR
		Date:	2/15/2013

SUMMARY OF MATERIAL MODIFICATIONS

TO:	Plan Participants

FROM:	Administrator of the Western Digital Corporation 401(k)

DATE:	2/15/2013

RE:	The Western Digital Corporation 401(k) Plan

This Summary of Material Modifications (“SMM”) describes certain changes made to the Western Digital Corporation 401(k) Plan (the “Plan”), effective December 19, 2012.

The “Rollover Contributions” provisions of the Plan have been changed to reflect the following:

Predecessor Service will be credited for employees of Arkeia Software, Inc.

Please staple this SMM to your copy of the Summary Plan Description for the Plan. If you have any questions about this SMM, please contact the Plan Administrator designated in the Summary Plan Description.